UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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UNIVAR SOLUTIONS INC.

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[The following article discussing the proposed transaction was published in Chemical Week on May 15, 2023.]

5:00 AM | May 15, 2023 | Rob Westervelt

Our cover story this week reviews the long relationship chemical distributors have with private equity (p 17). For more than 20 years, they have been buying, building, selling and floating chemical distributors.

And, in some cases, there’s an opportunity to start the process all over again. Univar Solutions, spun out by private equity in 2015, reached an agreement in March to be acquired by Apollo Global Management. Univar’s 2015 IPO followed a period of ownership by several private equity firms — including CVC Capital Partners and Clayton, Dubilier & Rice — that began in 2007. “As a private company and with Apollo’s support, we expect to have even more flexibility to explore new opportunities and make additional investments to accelerate Univar Solutions’ growth,” Univar Solutions president and CEO David Jukes told CW.

Chemical distribution remains a highly fragmented sector despite years of consolidation. The top six players together account for only 12% of the $290 billion market in 2021, according to Boston Consulting Group Inc.

“Chemical distribution requires relatively moderate capital expenditure, at least for asset-light specialty chemicals distribution,” said Günther Eberhard, managing director at consulting firm DistriConsult GmbH (Wädenswil, Switzerland). “The business generates good levels of cash. Historically it has grown steadily above GDP rates, mostly driven by an outsourcing trend in the chemical manufacturing industry. It’s also easy to understand for non-industry people from the financial world, at least for specialty chemicals, where mostly packed goods are shipped.”

Distribution continues to offer strong opportunities for private equity. Bolt-on and rollup acquisitions offer repeatable opportunities to boost profits by taking out cost and incremental revenue synergies, key tactics in the private equity playbook.

[The following article discussing the proposed transaction was published in Chemical Week on May 15, 2023.]

5:00 AM | May 15, 2023 | Ian Young

Private equity investors have a long association with the chemical distribution industry. For more than 20 years, they have been buying, building, selling and floating chemical distributors.

All the leading chemical distributors have come under private equity ownership for extended periods during the last two decades and grown rapidly through their investors’ so-called ‘buy-and-build’ strategies. In recent years, several additional specialty chemical distributors with private equity owners have emerged as leading players in the sector, and they continue to expand through bolt-on acquisitions and organic growth. Meanwhile, the world’s second-biggest distributor by sales, Univar Solutions Inc. (Downers Grove, IL), is preparing for a switch back to private equity ownership after existing as an independent public company for eight years.

Private equity firms are attracted by chemical distributors’ resilient business model and record of steady growth. Chemical distribution is also a fragmented industry, with the top six players together accounting for only 12% of the $290 billion market in 2021, according to Boston Consulting Group Inc. This offers huge opportunities for consolidation and expansion by distributors via M&A.

“Chemical distribution requires relatively moderate capital expenditure, at least for asset-light specialty chemicals distribution,” said Günther Eberhard, managing director at consulting firm DistriConsult GmbH (Wädenswil, Switzerland). “A lot of the logistics or handling services can be outsourced to third-party vendors. The business generates good levels of cash. Historically it has grown steadily above GDP rates, mostly driven by an outsourcing trend in the chemical manufacturing industry. It’s also easy to understand for non-industry people from the financial world, at least for specialty chemicals, where mostly packed goods are shipped. In industrial chemicals the need for dedicated physical assets is higher and also the complexity of processes like blending or formulation goes up, but not to the level of chemical manufacturing.”

Distribution market leader Brenntag SE (Essen, Germany) was owned by private equity firms between 2004 and 2012. Bain Capital acquired Brenntag from Deutsche Bahn in 2004 before selling the company to another private equity firm, BC Partners, through a secondary buyout in 2006. BC Partners took Brenntag public, divesting a majority stake via an IPO in 2010 and exiting Brenntag’s equity in 2012. During this time, Brenntag grew rapidly via acquisitions financed by its private equity owners.

IMCD NV (Rotterdam), another leading distributor, had three successive private equity owners between 2001 and 2014. Bain acquired a majority of IMCD from ABN Amro Capital in 2010 and launched an IPO for IMCD in 2014. In this period, IMCD established itself among the top players through a string of worldwide M&A deals funded by its private equity investors.

Another major distributor, Azelis NV (Luxembourg), was established by private equity firm Permira in 2001. Azelis had four more private equity owners via four secondary buyouts until 2021, when its latest owner, EQT Partners, launched an IPO for Azelis. During these years, Azelis also emerged as one of the biggest distributors via an acquisition spree by the company’s successive private equity investors.

There are several key elements to a successful buy-and-build strategy, according to Eberhard. “Buy and build requires a good initial investment and starting point in terms of size, industry focus, geographic presence and degree of organization as a balanced group, not necessarily in that order,” he said. “Then you need some good add-ons within the next few years. Availability and strategic- and cultural fit are an issue here. Size — not too small and not too big — matters too. You also want companies that have a reputable supplier base, and who know their markets.”

As with Azelis, Brenntag and IMCD, as well as Univar Solutions in 2015, “the main exit option, and ultimate objective, historically has been an IPO” by private equity firms, said Eberhard. “But that requires size, possibly €2 billion plus in sales. For smaller groupings, a sale to a larger buy-and-build project or another trade buyer is an option.”

The big IPOs have given the chemical distribution sector much greater visibility among potential investors. “With the highly successful IPOs, the distribution industry has come out of its corner and is now much better understood, at least to a certain degree, than 10 to 15 years ago,” Eberhard said. “It’s more attractive and more mainstream.”

JUKES: Greater flexibility to invest and grow.

Univar Solutions’ 2015 IPO followed a period of ownership by several private equity firms — including CVC Capital Partners and Clayton, Dubilier & Rice — that began in 2007. Since the IPO, Univar has been listed on the New York Stock Exchange. However, in March 2023, the company’s management reached an agreement with private equity firm Apollo Global Management, under which funds managed by affiliates of Apollo will acquire Univar in an all-cash transaction with an enterprise value of approximately $8.1 billion. The deal includes a minority investment from a subsidiary of the Abu Dhabi Investment Authority. Univar shareholders will receive $36.15 per share in cash. The deal is expected to close in the second half of 2023, subject to customary closing conditions.

Univar had been in preliminary discussions with Brenntag in late 2022 with a view to Brenntag acquiring Univar, after Brenntag made an initial approach in November. Talks broke down in early January largely because Brenntag was unable to provide the clarity sought by Univar on commitments that would likely be required by regulators to secure approval for the deal, including possible divestments and remedies, as well as related litigation, given the “significant overlap” between the two companies, according to a US Securities and Exchange Commission (SEC) proxy statement by Univar on the deal with Apollo. Brenntag’s final, nonbinding proposal to Univar had been at $40.50 per share, the proxy statement said.

Univar Solutions said in January that it would “continue discussions relating to other indications of interest that have been received with respect to a potential transaction.” Univar held talks with 12 financial sponsors including Apollo, according to the proxy statement.

The Univar Solutions board has unanimously approved Apollo’s offer, even though it is priced below Brenntag’s final proposal. The board concluded that Apollo, and private equity ownership, are right for Univar at this time.

“Univar Solutions previously received interest from partners about buying our company, and our board of directors and members of the leadership team have been evaluating that interest over the past several months,” Univar Solutions president and CEO David Jukes told CW. “Following this comprehensive review, the board ultimately determined that this transaction maximizes value, represents the best path forward for the business and our stakeholders, and positions Univar Solutions for our next chapter of success. As a private company and with Apollo’s support, we expect to have even more flexibility to explore new opportunities and make additional investments to accelerate Univar Solutions’ growth. In Apollo, we believe we have found an ideal partner, and we are looking forward to working with their team to take our business to new heights.”

WESSELS: Unlocking opportunities to deliver value.

Jukes expects Apollo to continue growing Univar Solutions, including through acquisitions. “Apollo brings great expertise, as they manage over $500 billion in assets and have a deep understanding of chemicals and ingredients,” Jukes said. “They recognize our position as a leading global specialty chemical and ingredient distributor, as well as our dedication to putting the customer at the center of all we do … We are pleased to gain a partner to support continued investment in our portfolio.”

Univar Solutions does not expect its strategy to change significantly under the new ownership. “With Apollo, Univar Solutions will continue to be the same company we are today — just with a different ownership structure,” Jukes said. “Apollo is aligned on our strategy, and we will continue to offer tailored solutions and value-added services to customers in a wide range of markets, industries and applications … As a private company and with their support, we expect to have even more flexibility to explore new opportunities and make additional investments to accelerate Univar Solutions’ growth.”

Univar’s long-range strategic plan for 2023–27 envisages growth in sales from about $11 billion in 2023 to about $13.2 billion in 2027 and a rise in adjusted EBITDA from $930 million to about $1.3 billion.

Meanwhile, companies currently under private equity ownership that have grown rapidly through M&A in recent years to join the leading players in the sector include specialty chemical and life science ingredient distributors Caldic BV (Rotterdam, Netherlands), Barentz BV (Hoofddorp, Netherlands) and Oqema AG (Mönchengladbach, Germany).

Private equity firm Advent International completed the acquisition of Caldic from Goldman Sachs Asset Management in March 2022 and merged it with Advent’s existing portfolio company Grupo Transmerquim (GTM), a leading distributor of specialty ingredients in Latin America. Combining GTM’s business in Latin America with Caldic’s operations in Europe, North America and Asia-Pacific, Advent created a global distributor. The enlarged Caldic has expanded rapidly since then, announcing eight bolt-on acquisitions before the company merged in late February 2023 with Connell Bros., the Asia-Pacific life science and specialties distribution business of specialty ingredients maker Wilbur-Ellis Holdings (Vancouver, Washington).

Merging with Connell has reinforced Caldic’s presence in Asia-Pacific and raised its annual sales to about €3 billion. In 2020, prior to its acquisition by Advent, Caldic had sales of about €1 billion.

“Caldic has a history of acquiring innovative and entrepreneurial companies that contribute to its growth strategy,” Caldic CEO Alexander Wessels told CW. “Against the backdrop of a strong track record in acquisitions, Caldic recognized the potential to further expand and build a global growth platform in the specialty chemicals distribution space.”

The addition of GTM “expanded Caldic’s worldwide reach through the incorporation of the high-growth region, Latin America,” Wessels said. Connell, meanwhile, is “a like-minded added-value distributor with a solid foothold in another fast-growing region: Asia-Pacific. Both mergers, in combination with the eight bolt-on acquisitions in the life sciences markets realized in 2022, have significantly accelerated Caldic’s growth and global presence and are a testament to Caldic’s and Advent’s belief in the synergies and business opportunities that arise as a result of the creation of a global solutions delivery platform,” he said.

Caldic was already acquisitive under the ownership of Goldman Sachs, which bought the company in 2017, and previously under the ownership of its founder, Joop van Caldenborgh.

“Since its foundation, Caldic has stood out as a rapidly growing, innovation-driven specialty ingredients and chemicals solutions distributor with a strong growth ambition,” Wessels said. “Particularly in the past five years, Caldic has made significant investments in added-value capabilities and shifted its product mix towards the attractive and high-growth end markets in life sciences such as food, [bio]pharmaceutical and personal care. The leadership team has a track record of acquiring, integrating and accelerating the growth of companies in its fold. Under the ownership of Advent, the number of mergers and acquisitions across all regions has accelerated, further reinforcing Caldic’s track record and underlining Advent’s commitment to firmly establish Caldic as the growth engine of value-added distribution solutions for the life and material sciences markets.”

Wessels expects Advent’s support to open up multiple opportunities for Caldic worldwide, particularly following the Connell deal. “As a global player, Caldic is well-positioned to leverage portfolio opportunities as well as its centers of expertise across the four regions it is active in,” he said. “By working together as one, an increasing number of strategic partners — partner suppliers and customers — will benefit from a wider range of innovative and sustainable solutions, unlocking opportunities to deliver value to their business. In this journey to unlock value, Advent is committed to provide their expertise in specialty chemicals and support with other resources and capital that can be instrumental to further expand Caldic’s high-quality products and services portfolio and reach. With over 30 investments, Advent is one of the most experienced investors in the global chemical industry.”

VAN DER WAL: Full alignment on strategic direction.

Advent has a long-term strategy for building up Caldic, and Wessels expects this to drive growth of the company in a range of markets. “While Caldic pursues its strategic growth trajectory, Advent’s ownership takes a long-term perspective to ensure that the value creation opportunities that come about from building the uniquely integrated global platform will be fully deployed across the organization,” said Wessels. “In the coming years, Caldic will continue to grow organically and through acquisitions in Latin America, Europe, North America and Asia-Pacific, while targeting a comprehensive market coverage in the life sciences and material sciences markets, with a specific focus on food and nutrition, [bio]pharma, personal care and industrial product formulations.”

Another private equity firm, Cinven, became a shareholder in Barentz in 2019. Since then, Barentz has expanded swiftly, making almost 20 acquisitions worldwide, of which 5 were in Latin America and 2 were in Asia-Pacific. They include the acquisition in 2020 of Maroon Group, one of North America’s biggest distributors of specialties with annual sales at that time of about $500 million. Barentz had sales of more than €2.5 billion in 2022 from activities in EMEA, the Americas and Asia-Pacific.

“In the last few years, we have been able to accelerate our growth, both organic as well as through M&A, and as a result we are now one of the global leaders with a unique position in our market,” Barentz chairman and CEO Hidde van der Wal told CW.

Barentz is selective about its acquisition targets, van der Wal said. “Even though we have a wide range of ingredients in our distribution portfolio, we are selectively and strategically focusing on acquisitions that make us stronger in specialized global life science and performance ingredients distribution. We only pursue acquisitions where we see the right fit with our business from a value chain, geographic and, importantly, cultural perspective. Today we have a global service proposition for our principals and customers including distribution, warehousing and a wide range of value-added services including technical expertise and laboratories. We have about 600 technical experts and 53 laboratories globally.”

The company’s core values also drive its organic growth and M&A. “Barentz very strongly operates based on its core values which are knowledge entrepreneurship and partnership ” van der Wal said. “These core values are driving our very strong year-on-year organic growth but are also fundamental in identifying the right companies that fit in our acquisition strategy.”

Established in 1953, Barentz now has operations in about 70 countries with a strong presence in Europe and North America and is expanding rapidly in Latin America and Asia-Pacific. Barentz seeks to buy companies “that seamlessly fit our culture and our core values,” van der Wal said. “That is why we are able to realize successful acquisitions that make us stronger together. Also, with origins as a Dutch family-owned company, there is this enormous entrepreneurial spirit that we have in our DNA and as such in our way of doing business.”

Acquiring Maroon, since rebranded as Barentz, “supported our ambition to expand our business in the Americas,” van der Wal said. At the same time, Asia-Pacific “is one of the fastest growing and most populated regions in the world, and we want to be part of these dynamic economies of the future. Our global expansion allows us to be a distributor with global reach and local expertise. We aim for consistently strong growth, both organically as well as through targeted acquisitions in the four continents we are acting in.”

Barentz takes a pragmatic approach to its identification of acquisition targets. “We are agnostic in terms of size of our acquisition targets, and indeed we acquire throughout the range from small to large; at the end of the day the strategic fit is the key driver. Sometimes it is a smaller company but one that is a perfect add-on to our ingredients portfolio, and sometimes it is a larger company, let’s call it a platform, that gives us an opportunity for geographic expansion.”

Barentz’s “very healthy financial results” enable this strategy, but it is also based on firm support and a strong partnership with Cinven, van der Wal said. “They fully support our growth ambition, and we have full alignment on the strategic direction of the company,” he said.

The success of private equity ownership in the chemical distribution sector has raised expectations of more investors stepping into the market with buy-and-build strategies. However, a lack of initial targets could restrict these potential entrants.

“The successful IPOs — Brenntag, IMCD, Univar, Azelis — have generated a lot of attention in the private equity community and wider financial world,” Eberhard said. “In a way, Barentz and Caldic are testament to that. The underlying hypothesis is that the industry as a whole could accommodate a few more big players. In my view, the limiting factor is finding good initial investments or a platform to build on. The conceptually attractive ones are in steady hands.”

Asset valuation is also a potential challenge for private equity investors. “Asset valuation may become more of an issue, or already has,” Eberhard said. “Higher interest rates make financing quite a bit more challenging. Also, it is not clear whether the high profitability levels achieved in 2021–22 can be sustained. On the other hand, potential sellers still have very big, and eventually unrealistic, price expectations.”

Additional Information About the Proposed Transaction and Where to Find It

This communication relates to the proposed transaction between Univar Solutions Inc. (“Univar Solutions” or “the Company”) and funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”). In connection with the proposed transaction, Univar Solutions filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Proxy Statement”), on May 2, 2023. The Proxy Statement was first sent to Univar Solutions shareholders on May 3, 2023. This communication is not a substitute for the Proxy Statement or any other document that Univar Solutions may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND UNIVAR SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT UNIVAR SOLUTIONS, APOLLO AND CERTAIN OF ITS AFFILIATES, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders of Univar Solutions will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting the investor relations page on the Company’s website at www.investors.univarsolutions.com.

Participants in the Solicitation of Proxies

Under SEC rules, Univar Solutions and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Univar Solutions shareholders in connection with the proposed transaction. Information about the directors and executive officers of Univar Solutions and their ownership of Univar Solutions common stock is set forth in the Proxy Statement, which was filed with the SEC on May 2, 2023, the definitive proxy statement for the Company’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 22, 2023, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in other documents filed by Univar Solutions with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and will be contained in other relevant materials filed with the SEC in respect of the proposed transaction when they become available. Investors should read the Proxy Statement carefully before making any voting or investment decisions. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding, the Company’s market opportunities, strategic plan, business objectives, and other initiatives, as well as statements regarding the expected timing of the completion of the proposed acquisition of Univar Solutions referred to in this communication and the ability of the parties to consummate the proposed transaction. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. Potential factors that could affect such forward-looking statements include, among others: that a condition to the closing of the proposed transaction may not be satisfied; the occurrence of any event that can give rise to termination of the proposed transaction; the failure to obtain approval of the proposed transaction by the Company’s shareholders; the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; management’s time and attention being diverted to issues related to the proposed transaction; the Company’s ability to meet expectations regarding the timing and completion of the proposed transaction; disruption from the proposed transaction making it more difficult to maintain business, contractual and operational relationships; the institution of legal proceedings against the Company or the other parties to the proposed transaction and their affiliates related to the proposed transaction; the Company becoming unable to retain or hire key personnel due to the proposed transaction; the announcement of the proposed transaction having a negative effect on the market price of the Company’s common stock or operating results; economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns; significant changes in the business strategies of producers or in the operations of our customers; delivery failures or hazards and risks related to our operations and the hazardous materials we handle; potential inability to obtain adequate insurance coverage; increased competitive pressures, including as a result of competitor consolidation; potential supply chain disruptions; significant changes in the pricing, demand and availability of chemicals; potential cybersecurity incidents, including security breaches; our indebtedness, the restrictions imposed by, and costs associated with, our debt instruments, and our ability to obtain additional financing; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations and changes in tax laws; an inability to generate sufficient working capital; transportation related challenges, including increases in transportation and fuel costs, changes in our relationship with third party transportation providers, and ability to attract and retain qualified drivers; accidents, safety failures, environmental damage, and product quality issues; ongoing litigation, potential product liability claims and recalls, and other environmental, legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; an inability to integrate the business and systems of companies we acquire, including failure to realize the anticipated benefits of such acquisitions; possible impairment of goodwill and intangible assets; our ability to attract or retain a qualified and diverse workforce; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; our ability to execute on our initiatives and goals related to environmental, social, and governance (“ESG”) matters and the increasing legal and regulatory focus on ESG; the impacts resulting from the conflict in Ukraine or related geopolitical tensions; the ability of the Company to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related Company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; actions by third parties, including government agencies; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the Company’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and the other factors described in the Company’s filings with the SEC. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as well as other documents filed by the Company with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. In addition, the Company discusses certain of these risks in greater detail, and other risks associated with the proposed transaction, in the Proxy Statement. We caution you that the forward-looking information presented in this communication is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this communication. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek, “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this communication, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.